CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 16 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 7, 2001, relating to the financial statements and financial highlights appearing in the September 30, 2001 Annual Report to Shareholders of Liberty Young Investor Fund and SR&F Growth Investor Portfolio, and our report dated November 8, 2001, relating to the financial statements and financial highlights appearing in the September 30, 2001 Annual Report to Shareholders of Liberty Growth Stock Fund and SR&F Growth Stock Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.





PricewaterhouseCoopers LLP
Boston, Massachusetts
January 29, 2002